UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2012

Cole Credit Property Trust IV, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169533 (1933 Act)	27-3148022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 29, 2012, two wholly-owned subsidiaries of Cole Operating Partnership IV, LP, the operating partnership of Cole Credit Property Trust IV, Inc. (the “Company”), entered into an agreement of purchase and sale (the “Purchase Agreement”) with two limited liability companies, which are not affiliated with the Company, its advisor or any of their affiliates, for the purchase of two Wawa convenience store properties, as follows:

Wawa – Cape May, NJ - Cole WW Cape May NJ, LLC, a Delaware limited liability company (“Cole Cape May”), agreed to purchase from Cape May CS Associates, LLC, a New Jersey limited liability company (“Cape May CS Associates”), an approximately 6,000 square foot single-tenant convenience store building leased to Wawa, Inc. (“Wawa”) and located in Cape May, NJ (the “WW Cape May Property”), for a purchase price of approximately $7.6 million, exclusive of closing costs. The WW Cape May Property was constructed in 2005. Pursuant to the terms of the Purchase Agreement, on August 29, 2012, Cole Cape May purchased the WW Cape May Property from Cape May CS Associates.

Wawa – Galloway, NJ - Cole WW Galloway NJ, LLC, a Delaware limited liability company (“Cole Galloway”), agreed to purchase from Galloway CS Associates, LLC, a New Jersey limited liability company (“Galloway CS Associates”), an approximately 6,000 square foot single-tenant convenience store building leased to Wawa and located in Galloway, NJ (the “WW Galloway Property”), for a purchase price of approximately $8.1 million, exclusive of closing costs. The WW Galloway Property was constructed in 2005. Pursuant to the terms of the Purchase Agreement, on August 29, 2012, Cole Galloway purchased the WW Galloway Property from Galloway CS Associates.

The respective purchases of the WW Cape May Property and the WW Galloway Property were funded with proceeds from the Company’s ongoing public offering of common stock. In connection with the property acquisitions described above, the Company paid an affiliate of Cole REIT Advisors IV, LLC, the Company’s advisor, aggregate acquisition fees of approximately $315,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2012	COLE CREDIT PROPERTY TRUST IV, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Senior Vice President of Accounting
Principal Accounting Officer

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